EXHIBIT 10.02
ADDENDUM
AWARD AGREEMENT
Flex 2010 Deferred Compensation Plan
Award Agreement
I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long-term incentive bonus in return for services to be rendered in the future as an employee of the Company (the “Incentive Bonus”). Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them in the Flex 2010 Deferred Compensation Plan, as it may be amended from time to time (the “Plan”).
Subject to the limitations and vesting schedule described below, and subject to the terms and conditions of the Plan, your 2020 Incentive Bonus will be the amount set forth in the Long-Term Cash Incentives (Deferred Compensation) section of your attached FY21 Total Compensation letter.
Awards for Later Years
By July 1st of each calendar year after 2020, or as soon thereafter as practicable, the Company will make a determination, in its sole discretion, of the amount of your Incentive Bonus, if any, with respect to the year ending on such July 1st. The Company will notify you of such determination as soon as practicable following such determination.
The Company reserves the right to amend, reduce, or eliminate your Incentive Bonus for any year at any time before you are notified that you have earned the Incentive Bonus. From time to time, the Company may, in its sole discretion, make additional contributions to your Incentive Bonus.
Method for Determining 2020 Award
Subject to the Company’s discretion to increase, decrease, or eliminate your Incentive Bonus for any or no reason, you may earn a 2020 baseline incentive bonus in the amount set forth in the Long-Term Cash Incentives (Deferred Compensation) section of your attached FY21 Total Compensation letter (the “Baseline 2020 Incentive Bonus”), provided that such amount is approved by the Board of Directors. Your 2020 Incentive Bonus, if any, will be deemed to be earned on a date specified by the Company (the “2020 Earning Date”), which will be July 1st or the date thereafter on which it is administratively practicable for the Company to determine the amount of your 2020 Incentive Bonus, if any.
The Company reserves the right to amend, reduce, or eliminate your 2020 Incentive Bonus at any time before you are notified of the amount of your 2020 Incentive Bonus. If your employment with the Company is terminated for any reason prior to the 2020 Earning Date, you will not be eligible to earn a 2020 Incentive Bonus.

Credit of Awards to Deferral Account
The amount of the Incentive Bonus for each year will be credited to a separate subaccount of your Deferral Account (an “Incentive Bonus Deferral Subaccount”) as soon as practicable after it is deemed to be earned. The value of each Incentive Bonus Deferral Subaccount will thereupon be subject to adjustment for hypothetical investment gains and losses, as described below.
Vesting
Except as otherwise described below or as otherwise provided for in the Plan, an Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested on the fourth anniversary of the date that the Incentive Bonus credited to such Incentive Bonus Deferral Subaccount was earned. Prior to such fourth anniversary, the Incentive Bonus Deferral Subaccount will be unvested and subject to forfeiture as described below.
Accordingly, the Incentive Bonus Deferral Subaccount for your 2020 Incentive Bonus will be one hundred percent (100%) vested if you remain continuously employed by the Company until July __, 2024.
Except as provided below, if your employment with the Company is terminated before July __, 2024 for any reason other than your Retirement, Death, or Disability, your 2020 Incentive Bonus Deferral Subaccount (as determined at the end of the day of your termination) will be forfeited for no consideration. For example, if an Incentive Bonus is earned on July 15th of a particular year, the Incentive Bonus Subaccount for such Incentive Bonus will be forfeited if your employment with the Company is terminated prior to the July 15th of the fourth year following that year.
If your employment with the Company is terminated due to Retirement before July __, 2024, your unvested 2020 Incentive Bonus Deferral Subaccount will continue to vest in accordance with the vesting schedule; provided that, if you violate the Confidential Information, Employee Non-Solicitation, Customer Non-Solicitation, or Non-Compete provisions of this Agreement, if applicable, then your 2020 Incentive Bonus Deferral Subaccount will be immediately forfeited for no consideration. For purposes of this Agreement, “Retirement” shall mean your voluntary termination of service after you have attained age fifty-five (55) and completed at least five (5) years of service; provided that your age plus years of service equals at least sixty-five (65); provided, further, that you provide, as may be required by the Company in its discretion, up to 6 months of written notice of such Retirement which is irrevocable by you.
If your employment is terminated as a result of death or Disability, any unvested balance of your 2020 Incentive Bonus Deferral Subaccount will immediately become one hundred percent (100%) vested. For purposes of this Agreement, “Disability” shall be defined as set forth in the Plan document. The Disability determination shall be in the sole discretion of the Company.

Each Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested upon an Involuntary Separation from Service that occurs within two (2) years following a Change in Control; provided, however, that no Incentive Bonus Deferral Subaccount will vest earlier than 13 months following the date that it is earned. For example, if an Incentive Bonus is earned on July 15th of a particular year and a Change in Control of the Company occurs, the Incentive Bonus Subaccount for such Incentive Bonus will not vest if an Involuntary Separation from Service occurs prior to August 15th of the subsequent year.
Deferral Agreements and Payout of Your Vested Account Balance
You are required to elect a payment schedule for the 2019 Incentive Bonus Deferral Subaccount in accordance with instructions in the email from Merrill Lynch, as mentioned in the attached FY20 Total Compensation letter. All payment schedule elections must be made on the Merrill Lynch website (www.benefits.ml.com). Your payment schedule election for your 2019 Incentive Bonus, which is referred to herein as your “Deferral Agreement,” must be completed no later than July 12, 2019. The Deferral Agreement for any later Incentive Bonus must be submitted within the time period that will be communicated to you.
The distribution of the vested portion of your 2020 Incentive Bonus Deferral Subaccount, if any, will be made in accordance with the terms of your applicable Deferral Agreement, except as noted below in cases where your employment with the Company is terminated before July __, 2024 due to your Retirement, death, or Disability. If you do not timely submit a Deferral Agreement, or if your Deferral Agreement is otherwise invalid, the vested portion of the Incentive Bonus Deferral Subaccount, if any, to which such invalid Deferral Agreement relates will be payable to you on the date that is six (6) months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service. However, the following rules apply to distributions on account of Retirement, death, or Disability.
If you vest in your 2020 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your Retirement, your 2020 Incentive Bonus Deferral Subaccount will be paid to you in a lump sum on the later of (i) six (6) months after your Separation from Service, or (ii) the date your 2020 Incentive Bonus Deferral Subaccount vests (July __, 2024 if you satisfy the conditions of this Agreement).
If you vest in your 2020 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your death, a lump sum payment will be made to your beneficiary within 90 days after the Company is notified of your death.
If you vest in your 2020 Incentive Bonus Deferral Subaccount because your employment is terminated as a result of your Disability, a lump sum payment will be made within 90 days after the Company determines that your employment terminated due to a qualifying Disability.

You may, at the Company’s sole discretion, be permitted to elect to re-defer an Incentive Bonus Deferral Subaccount at any time that is at least twelve (12) months before the Incentive Bonus Deferral Subaccount is payable. With respect to a payment other than payments in the event of death, Disability, or Unforeseeable Emergency, any such re-deferral election must be for a period of at least five (5) years after the Incentive Bonus Deferral Subaccount was otherwise payable Deemed Investment of Deferral Subaccounts
The unvested portion of each Incentive Bonus Deferral Subaccount will be held in an unvested subaccount that will be invested in Hypothetical Investments at the Company’s direction, or, in the sole discretion of the Company, you may be allowed to direct the investment of the Incentive Bonus Deferral Subaccount; provided, however, that the Company may restrict or limit in any manner the Hypothetical Investments available to you.
Upon vesting, each Incentive Bonus Deferral Subaccount will be held in a vested subaccount that will be deemed invested in Hypothetical Investments at your direction. All investment elections are made online through the Merrill Lynch website (www.benefits.ml.com).
The value of each Incentive Bonus Deferral Subaccount will depend upon the performance of the Hypothetical Investments in which it is deemed to be invested. Each Incentive Bonus Deferral Subaccount will be increased by hypothetical gains, and reduced by hypothetical losses, that result from the Hypothetical Investments in which the Incentive Bonus Deferral Subaccount is deemed to be invested.
Any portion of an Incentive Bonus Deferral Subaccount for which you have not made a valid Hypothetical Investment election shall be deemed to be invested in a default Hypothetical Investment that the Company will designate and which may be changed at the discretion of the Company from time to time.
FICA Taxes
The Company may debit your Deferral Account for any taxes due with respect to an Incentive Bonus Deferral Subaccount at the time that such taxes are required to be withheld. Generally, FICA (social security and Medicare) taxes will be withheld with respect to an Incentive Bonus Deferral Subaccount at the time of vesting.
Account Balance Reachable by Company Creditors
You understand and acknowledge that your Deferral Account, including each Incentive Bonus Deferral Subaccount, will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.

Confidential Information
You acknowledge that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. You further acknowledge that the services you rendered to the Company have been or will be of a special and unusual character which have a unique value to the Company and that you have or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.
You agree to not use for any purpose or disclose to any person or entity any Confidential Information, except as required in the performance of your duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information you developed in the performance of your duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. “Confidential Information” includes, but is not limited to, all information of Company to which you have or will have access, whether in oral, written, graphic or machine- readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which you have or will have access. You will not, directly or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. You acknowledge and understand that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

Employee Non-Solicitation
During the term of your employment with the Company, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
After your separation from employment with the Company for any reason whatsoever, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
You further agree that for a period of one year after your separation from employment with the Company for any reason whatsoever, whether using the Company’s trade secrets or not, you shall not disrupt, damage, impair, or interfere with the Company’s business by raiding the Company’s employees.
Customer Non-Solicitation
The customer non-solicitation provisions contained in this Section apply to you if you have provided services to the Company outside the state of California.
During the term of your employment with the Company, you will not solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.
After your separation from employment with the Company for any reason whatsoever, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.
Non-Compete
The non-compete provision contained in this Section applies to you if you provide or have provided services to the Company outside the state of California.

For a period of twelve (12) months following the date on which your employment with the Company terminates for any reason, regardless of whether the termination is initiated by you or the Company, you agree that you will not: (i) accept employment with, be employed by or provide services (as an employee, consultant, independent contractor or in any other capacity) to any competitor of the Company; and (ii) own (other than the ownership of five percent or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company. For purposes of this section, the term “competitor” shall mean any business, company or entity that provides any products or services that are the same as, similar to, or compete with the products and services provided by the Company.
Other Agreements
Each Incentive Bonus is in addition to any rights that you have under any other agreement with the Company. An Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. This Award Agreement is subject in its entirety to the terms of the Plan and any applicable Deferral Agreements. If a future change in law would, in the judgment of the Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your Deferral Account under the Plan, the Company will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is made, the Company will cease to credit Incentive Bonuses to your account established under the Deferred Compensation Plan. The parties intend that the awards issued under this Award Agreement and the Plan comply with the requirements of Section 409A of the Internal Revenue Code, and this Award Agreement and the Plan (insofar as it relates to this Award Agreement) shall be administered and interpreted in accordance with such intent.
An Incentive Bonus does not give you any right to be retained by the Company and does not affect the right of the Company to dismiss you. The Company may withhold from any payment under the Plan any amount that it is required to withhold pursuant to applicable law.
By participating in the Plan, you represent that you have had adequate opportunity to review and ask any questions about the Plan. You may request a copy of the Plan via email to benefits@flex.com. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.
If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with federal law and, to the extent not superseded by federal law, the laws of the state where you reside without regard to conflict of law rules.